Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2022

SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – February 28, 2023 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the fourth quarter and full year ended January 1, 2023.
Highlights for the Fourth Quarter of 2022 versus the Fourth Quarter of 2021 include:
•Total restaurant sales increased 7.0% to $445.1 million in the fourth quarter of 2022 compared to $416.1 million in the fourth quarter of 2021;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 6.2%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 9.2%;
•Adjusted EBITDA(1) totaled $25.4 million compared to $13.9 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $46.9 million compared to $34.2 million in the prior year quarter;
•Net Loss was $19.1 million, or $0.38 per diluted share, compared to Net Loss of $16.4 million, or $0.33 per diluted share, in the prior year quarter;
•Adjusted Net Loss(1) was $2.5 million, or $0.05 per diluted share, compared to Adjusted Net Loss of $7.5 million, or $0.15 per diluted share, in the prior year quarter; and
•Free Cash Flow(2) of $14.5 million compared to $8.8 million in the prior year quarter.

Highlights for the Full Year 2022 versus the Full Year 2021 include:
•Total restaurant sales increased 4.7% to $1,730.4 million in the full year of 2022 compared to $1,652.4 million in the full year of 2021;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 3.9%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 4.9%;
•Adjusted EBITDA(1) totaled $62.5 million compared to $81.6 million in the prior year;
•Adjusted Restaurant-Level EBITDA(1) totaled $141.9 million compared to $157.0 million in the prior year;
•Net Loss was $75.6 million, or $1.49 per diluted share, compared to Net Loss of $43.0 million, or $0.86 per diluted share, in the prior year;
•Adjusted Net Loss(1) was $35.7 million or $0.70 per diluted share, compared to Adjusted Net Loss of $21.3 million, or $0.43 per diluted share, in the prior year; and
•Free Cash Flow(2) of a use of $16.4 million in the full year of 2022 compared to $22.9 million generated in the prior year.
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.
Management Commentary

Anthony E. Hull, Interim President and Chief Executive Officer of Carrols, commented, “We are pleased with our strong top-line momentum during the fourth quarter, with comparable sales growth of 6.2% at our Burger King restaurants and 9.2% at our Popeyes restaurants. The initiatives we began implementing in 2022 to strengthen our restaurant operations contributed to both sequential and year-over-year restaurant margin expansion. We also achieved continued improvement in our guest experience, as demonstrated by gains in our customer satisfaction scores of approximately 25% at our Burger King restaurants.”

Hull concluded, “As we look into 2023, we are excited by the trends we are seeing, both on the top-line and with input costs, and believe we are on track to deliver continued gradual margin improvement over time. We are also encouraged by Burger King's "Reclaim the Flame" plan to increase sales and drive franchisee profitability. Our balance sheet continues to provide us with significant liquidity, a long runway with respect to debt maturities, and stable and manageable debt service obligations. Overall, we believe that the operational improvements we continue to make, combined with the potential positive impacts from Burger King's multi-faceted plan to strengthen the brand, put us in a strong position heading into 2023.”

Fourth Quarter 2022 Financial Results

Total restaurant sales were $445.1 million in the fourth quarter of 2022, compared to $416.1 million in the fourth quarter of 2021, both of which were a 13-week period.

Comparable restaurant sales for the Company’s Burger King restaurants increased 6.2% compared to a 7.4% increase in the prior year quarter.

Restaurant sales for the Company’s Popeyes restaurants, which represented 4.9% of total restaurant sales in the fourth quarter of 2022, increased on a comparable restaurant sales basis by 9.2% compared to 1.0% in the fourth quarter of 2021.

Adjusted Restaurant-Level EBITDA(1) was $46.9 million in the fourth quarter of 2022 compared to $34.2 million in the prior year period. Adjusted Restaurant-Level EBITDA margin improved to 10.5% of restaurant sales from 8.2% in the fourth quarter of 2022, reflecting improved margins on food, beverage and packaging costs given moderation in commodity cost inflation as well as leverage on wage and related expenses from higher average checks.

General and administrative expenses increased to $22.7 million in the fourth quarter of 2022 from $22.4 million in the prior year period including stock compensation expense of $1.1 million and $1.7 million, respectively.

Adjusted EBITDA(1) was $25.4 million in the fourth quarter of 2022 compared to $13.9 million in the fourth quarter of 2021. Adjusted EBITDA margin increased to 5.7% of total restaurant sales from 3.3% due to the factors discussed above.

Income from operations was $2.8 million in the fourth quarter of 2022 compared to loss from operations of $10.0 million in the prior year quarter.

Interest expense increased to $7.9 million in the fourth quarter of 2022 from $7.4 million in the fourth quarter of 2021.

Net Loss was $19.1 million in the fourth quarter of 2022, or $0.38 per diluted share, compared to a Net Loss of $16.4 million, or $0.33 per diluted share, in the prior year quarter. Net Loss in the fourth quarter of 2022 included, among other items, $2.0 million of impairment and other lease charges and a $14.9 million increase in the valuation allowance for deferred taxes. Net Loss in the fourth quarter of 2021 included, among other items, a $1.1 million gain related to the sale of certain litigation claims.

Adjusted Net Loss(1) was $2.5 million, or $0.05 per diluted share in the fourth quarter of 2022, compared to an Adjusted Net Loss of $7.5 million, or $0.15 per diluted share, in the prior year quarter.

Balance Sheet Update

The Company ended the fourth quarter of 2022 with cash and cash equivalents of $18.4 million, and long-term debt (including current portion) and finance lease liabilities of $493.0 million. There were $12.5 million in revolving credit borrowings outstanding and $9.6 million of letters of credit issued under the Company’s $215.0 million revolving credit facility, leaving $192.9 million of availability as of January 1, 2023. Including the cash balance, the Company had $211.3 million of available liquidity at the end of the fourth quarter of 2022.

Conference Call Today

Anthony E. Hull, Interim President and Chief Executive Officer, and Gretta Miles, Controller and Assistant Treasurer, will host a conference call to discuss fourth quarter and full year 2022 financial results at 8:30 a.m. (ET) today.

The conference call can be accessed live over the telephone by dialing 201-493-6779. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13735441. The replay will be available until Tuesday, March 7, 2023. Investors and interested parties may listen to a webcast of the conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,022 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects",

"intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Restaurant sales	$445,058	$416,133	$1,730,440	$1,652,370
Costs and expenses:
Food, beverage and packaging costs	132,994	128,368	534,238	499,685
Restaurant wages and related expenses	145,431	141,392	585,204	549,933
Restaurant rent expense	31,994	31,206	125,481	122,662
Other restaurant operating expenses	69,881	64,494	274,557	257,774
Advertising expense	17,943	16,506	69,389	65,433
General and administrative expenses (b) (c)	22,656	22,384	88,072	83,660
Depreciation and amortization	19,171	19,667	78,068	80,798
Impairment and other lease charges	2,009	3,189	21,877	4,470
Other expense (income), net (d)	183	(1,075)	(926)	(1,186)
Total costs and expenses	442,262	426,131	1,775,960	1,663,229
Income (loss) from operations	2,796	(9,998)	(45,520)	(10,859)
Interest expense	7,873	7,399	30,841	28,791
Loss on extinguishment of debt	—	—	—	8,538
Loss before income taxes	(5,077)	(17,397)	(76,361)	(48,188)
Provision (benefit) for income taxes	14,053	(997)	(789)	(5,159)
Net loss	$(19,130)	$(16,400)	$(75,572)	$(43,029)

Basic and diluted net loss per share (e)(f)	$(0.38)	$(0.33)	$(1.49)	$(0.86)
Basic and Diluted weighted average common shares outstanding	50,807	49,928	50,718	49,899

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 1, 2023 and January 2, 2022 included thirteen and fifty-two weeks, respectively.
(b)General and administrative expenses include certain executive transition, litigation and other professional expenses of $0.4 million for the three months ended January 2, 2022, and $3.8 million and $1.7 million for the twelve months ended January 1, 2023 and January 2, 2022, respectively.
(c)General and administrative expenses include stock-based compensation expense of $1.1 million and $1.7 million for the three months ended January 1, 2023 and January 2, 2022, respectively, and $4.9 million and $6.2 million for the twelve months ended January 1, 2023 and January 2, 2022, respectively.
(d)Other expense (income), net, for the three months ended January 1, 2023 included a loss on disposal of assets of $0.2 million. Other expense (income), net, for the twelve months ended January 1, 2023, included loss on sale leaseback transactions of $0.4 million, a loss on disposal of assets of $1.2 million and a gain from a settlement with a vendor of $2.5 million. Other expense (income), net, for the three months ended January 2, 2022, included a gain of $1.1 million from the sale of a litigation claim during the period, insurance recoveries from previous property damage at our restaurants of $0.2 million and a loss on disposal of assets of $0.3 million. Other expense (income), net, for the twelve months ended January 2, 2022, included a $1.1 million gain from the sale of a litigation claim during the period, a gain from insurance recoveries of $1.3 million related to property damage at two of the Company's restaurants and a loss on disposal of assets of $1.2 million.
(e)Basic net loss per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Revenue:
Burger King restaurant sales	$423,285	$395,976	$1,642,725	$1,568,431
Popeyes restaurant sales	21,773	20,157	87,715	83,939
Total revenue	$445,058	$416,133	$1,730,440	$1,652,370
Change in Comparable Burger King Restaurant Sales (a)	6.2%	7.4%	3.9%	9.1%
Change in Comparable Popeyes Restaurant Sales (a)	9.2%	1.0%	4.9%	(1.9)%

Average Weekly Sales per Burger King Restaurant (b)	$31,858	$29,812	$30,870	$29,687
Average Weekly Sales per Popeyes Restaurant (b)	$26,107	$24,119	$26,036	$24,983

Adjusted Restaurant-Level EBITDA (c)	$46,934	$34,183	$141,863	$156,958
Adjusted Restaurant-Level EBITDA margin (c)	10.5%	8.2%	8.2%	9.5%

Adjusted EBITDA (c)	$25,383	$13,853	$62,470	$81,608
Adjusted EBITDA margin (c)	5.7%	3.3%	3.6%	4.9%

Adjusted Net Loss (c)	$(2,485)	$(7,457)	$(35,743)	$(21,278)
Adjusted Diluted Net Loss per share (c)	$(0.05)	$(0.15)	$(0.70)	$(0.43)

Number of Burger King restaurants:
Restaurants at beginning of period	1,022	1,027	1,026	1,009
New restaurants (including offsets)	2	1	6	4
Restaurants acquired	—	—	—	19
Restaurants closed (including offsets)	(2)	(2)	(10)	(6)
Restaurants at end of period	1,022	1,026	1,022	1,026
Average Number of operating Burger King restaurants:	1,022.0	1,021.7	1,023.4	1,016.0

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65	65	65
Average Number of operating Popeyes restaurants:	64.2	64.3	64.8	64.6
(a)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen or fifty-two week period.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen or fifty-two week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net loss to EBITDA, Adjusted EBITDA, Adjusted Net Loss and to the Company's reconciliation of loss from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Loss and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(19,130)	$(16,400)	$(75,572)	$(43,029)
Provision (benefit) for income taxes	14,053	(997)	(789)	(5,159)
Interest expense	7,873	7,399	30,841	28,791
Depreciation and amortization	19,171	19,667	78,068	80,798
EBITDA	21,967	9,669	32,548	61,401
Impairment and other lease charges	2,009	3,189	21,877	4,470
Acquisition costs (c)	—	(2)	—	398
Pre-opening costs (d)	119	16	292	75
Executive transition, litigation and other professional expenses (e)	20	363	3,777	1,678
Other expense (income), net (f)(g)	183	(1,075)	(926)	(1,186)
Stock-based compensation expense	1,085	1,693	4,902	6,234
Loss on extinguishment of debt	—	—	—	8,538
Adjusted EBITDA	$25,383	$13,853	$62,470	$81,608

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Income (loss) from operations	$2,796	$(9,998)	$(45,520)	$(10,859)
Add:
General and administrative expenses	22,656	22,384	88,072	83,660
Pre-opening costs (d)	119	16	292	75
Depreciation and amortization	19,171	19,667	78,068	80,798
Impairment and other lease charges	2,009	3,189	21,877	4,470
Other expense (income), net (f)(g)	183	(1,075)	(926)	(1,186)
Adjusted Restaurant-Level EBITDA	$46,934	$34,183	$141,863	$156,958

Reconciliation of Adjusted Net Loss: (b)
Net loss	$(19,130)	$(16,400)	$(75,572)	$(43,029)
Add:
Impairment and other lease charges	2,009	3,189	21,877	4,470
Acquisition costs (c)	—	(2)	—	398
Pre-opening costs (d)	119	16	292	75
Executive transition, litigation and other professional expenses (e)	20	363	3,777	1,678
Other expense (income), net (f)(g)	183	(1,075)	(926)	(1,186)
Loss on extinguishment of debt	—	—	—	8,538
Income tax effect on above adjustments (h)	(583)	(623)	(6,256)	(3,494)
Valuation allowance for deferred taxes (i)	14,897	7,075	21,065	11,272
Adjusted Net Loss	$(2,485)	$(7,457)	$(35,743)	$(21,278)
Adjusted diluted net loss per share (j)	$(0.05)	$(0.15)	$(0.70)	$(0.43)
Adjusted diluted weighted average common shares outstanding	50,807	49,928	50,718	49,899
(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 1, 2023 and January 2, 2022 included thirteen and fifty-two weeks, respectively.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, restaurant pre-opening costs, non-recurring litigation and other professional expenses, loss on extinguishment of debt and other income and expense. Adjusted Restaurant-Level EBITDA represents loss from operations as adjusted to exclude general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, impairment and other lease charges and other income and expense. Adjusted Net Loss represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs, restaurant pre-opening costs, non-recurring litigation and other professional expenses, other income and expense, loss on extinguishment of debt and deferred tax valuation allowance changes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net loss of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other income and expense, and the impact of general and administrative expenses, which primarily represents salaries and expenses for corporate and administrative functions that support the development and operations of our restaurants as well as legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted Net Loss and between loss from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition costs for the three and twelve months ended January 2, 2022 mostly include integration, travel, legal and professional fees incurred in connection with restaurants acquired during the second quarter of 2021, which were included in general and administrative expenses.
(d)Pre-opening costs for the three and twelve months ended January 1, 2023 and January 2, 2022 include training, labor and occupancy costs incurred during the construction of new restaurants.
(e)Executive transition, litigation and other professional expenses for the three and twelve months ended January 1, 2023 and January 2, 2022 include executive search and transition costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(f)Other expense (income), net, for the three months ended January 1, 2023 included a loss on disposal of assets of $0.2 million. Other expense (income), net, for the twelve months ended January 1, 2023, included loss on sale leaseback transactions of $0.4 million, a loss on disposal of assets of $1.2 million and a gain from a settlement with a vendor of $2.5 million.
(g)Other expense (income), net, for the three months ended January 2, 2022, included a gain of $1.1 million from the sale of a litigation claim during the period, insurance recoveries from previous property damage at our restaurants of $0.2 million and a loss on disposal of assets of $0.3 million. Other expense (income), net, for the twelve months ended January 2, 2022, included a $1.1 million gain from the sale of a litigation claim during the period, a gain from insurance recoveries of $1.3 million related to property damage at two of the Company's restaurants and a loss on disposal of assets of $1.2 million.
(h)The income tax effect related to the adjustments to Adjusted Net Loss during the periods presented was calculated using an incremental income tax rate of 25.0% for the three and twelve months ended January 1, 2023 and January 2, 2022, respectively.
(i)Reflects the removal of the income tax provision recorded to increase the valuation allowance on our net deferred income tax assets during the three and twelve months ended January 1, 2023 and January 2, 2022, respectively.
(j)Adjusted diluted net loss per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Reconciliation of Free Cash Flow: (b)
Net cash provided by operating activities	$22,946	$20,644	$20,804	$70,871
Net cash used for investing activities	(8,479)	(11,876)	(37,245)	(58,579)
Net cash paid for acquisitions, net of related sale-leasebacks	—	—	—	10,633
Total Free Cash Flow	$14,467	$8,768	$(16,441)	$22,925

	At 1/1/2023	At 1/2/2022
Long-term debt and finance lease liabilities (c)	$492,951	$478,181
Cash and cash equivalents	18,364	29,151
Net Debt (d)	474,587	449,030
Senior Secured Net Debt (e)	174,587	149,030
Total Net Debt Leverage Ratio (f)	7.14x	5.02x
Senior Secured Net Debt Leverage Ratio (g)	2.63x	1.67x
(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 1, 2023 and January 2, 2022 both included thirteen and fifty-two weeks, respectively.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions (excluding proceeds from acquisition-related sale-leaseback transactions completed in the third quarter of 2021). Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended January 1, 2023 and January 2, 2022 is derived from the Company's consolidated statements of cash flows for the respective twelve month periods to be presented in the Company’s Consolidated Financial Statements in its Form 10-K for the period ended January 1, 2023 and the Company's consolidated statements of cash flows for the previously reported nine month periods ended October 2, 2022 and October 3, 2021 contained in the Company’s Form 10-Q for the period ended October 2, 2022.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 1, 2023 included $167,625 of outstanding term B loans and $12,500 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $12,826 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 2, 2022 included $171,875 of term B loans, $300,000 of 5.875% Senior Notes due 2029 and $6,306 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.